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                                      NOTE

                         (Secured by Security Agreement)

Date: July 31, 1996

Maker: American NET Claims, Inc.

Payee: American Medical Finance, Inc.

Place for Payment (include County): 12801 N. Central Expressway, Suite 1515, Dallas, Dallas County, Texas 75243

Principal Amount: Three million seven hundred forty thousand dollars
($3,740,000)

Annual Interest Rate on Unpaid Principal from Date of Funding: NINE AND ONE HALF PERCENT (9.5%)

Terms of Payment (principal and interest): Principal and interest shall be due and payable not less than on the one (1) year anniversary date of the first closing under the private placement of the capital stock of the Maker, presently being coordinated by BlueStone Capital, 575 Fifth Avenue, New York, New York 10017 (but by whom ultimately coordinated); after such one year anniversary, the Principal and Interest shall be due and payable on demand, interest being calculated on the unpaid principal balance to the date of each installment paid and the payment made credited first to the discharge of interest accrued and the balance to the reduction of the principal. Accrued and unpaid interest shall be computed on the basis of the actual days elapsed in a year consisting of 360 days on the Principal; after such one year anniversary, interest shall be due and payable on demand. In no event will this note be due later than July 31, 2001.

Annual Interest Rate on Matured, Unpaid Amounts: The highest rate allowed by law

Security for Payment:

      A security interest created and granted in the following security agreement:

      Date: July 31, 1996


NOTE (SECURED BY SECURITY AGREEMENT)                                      PAGE 1
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      Debtor: Maker herein

      Secured Party: Payee herein

      County where collateral located: Dallas County

      Collateral: All of the internet software intellectual property rights, all internet technology and technology rights of that business owned by Maker primarily located at 12801 N. Central Expressway, Suite 1515. Dallas, Dallas County, Texas 75243, but wherever located, including all additions, accessions and the proceeds therefrom.

      Other security for payment: NONE

      Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

      On default in the payment of this note or in the performance of any obligation in any instrument securing or collateral to it, this note and all obligations in all instruments securing or collateral to it shall become immediately due at the election of Payee. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity. notices of acceleration of maturity, protest, and notices of protest.

      If this note or any instrument securing or collateral to it is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee reasonable attorney's fees in addition to other amounts due. Reasonable attorney's fees shall be 10.0% of all amounts due unless either party pleads otherwise.

      Nothing in this note shall authorize the collection of interest in excess of the highest rate allowed by law.

      Maker reserves the right to prepay the outstanding principal balance of this Note, in whole or in part, at any time and from time to time, without premium or penalty. Any such pre-payment shall be made together with payment of interest accrued on the amount of principal being prepaid through the date of such prepayment, and shall be applied to the installments of principal due hereunder in the inverse order of maturity.

      Each Maker is responsible for the entire amount of this note.


NOTE (SECURED BY SECURITY AGREEMENT)                                      PAGE 2
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      The terms Maker and Payee and other nouns and pronouns include the plural if more than one.

      Maker shall not be deemed to be in default of this note unless and until Maker shall have been given seven (7) days written notice and opportunity to cure such default, via certified mail return receipt requested.

                                    American NET Claims, Inc.


                                By: /s/ Bo W. Lycke
                                    Bo W. Lycke, President
                                    MAKER


NOTE (SECURED BY SECURITY AGREEMENT)                                      PAGE 3